Exhibit 23
Consent of Independent Auditors
We hereby consent to the use of our report dated March 3, 2009 with respect to the financial statements for the fiscal year ended December 31, 2008 and 2007 in the filing of the 11-K for the year ended December 31, 2008.
/s/ Weaver & Martin LLC
Weaver & Martin LLC
Kansas City, Missouri
March 3, 2009